Exhibit 58

2021 MASTER FRAMEWORK AGREEMENT

By and among

SOFTBANK GROUP CORP.,

DELAWARE PROJECT 6 L.L.C.,

and

DEUTSCHE TELEKOM AG,

Dated as of September 6, 2021

TABLE OF CONTENTS
Page

ARTICLE 1 THE PARTIAL EXERCISE AND THE DT CAPITAL INCREASE		2
1.1	Fixed Option Exercise	2
1.2	Floating Option Exercise	3
1.3	Contribution Agreement and Call Option Support Agreement	4
1.4	Other Matters	5
1.5	Implementation of DT Capital Increase	5
1.6	Listing of New DT Shares	5
1.7	Certification and Book-entry Delivery of the New DT Shares; Transfer of New DT Shares	6

ARTICLE 2 FUTURE OPTION EXERCISES		7
2.1	DT Divestitures	7
2.2	Amendment of SB-DT Call Option	8
2.3	DT Share Election	9

ARTICLE 3 PROXY AGREEMENT MATTERS		10
3.1	Definitions	10
3.2	Revocation of Prior Consent	11
3.3	Compliant Margin Loans	11
3.4	Compliant Derivative Transactions	12
3.5	Interim Financing	13
3.6	SoftBank True-Up Shares	14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		15
4.1	Representations and Warranties of the SoftBank Parties	15
4.2	Representations and Warranties of DT	16
4.3	No Other Representations and Warranties	17

ARTICLE 5 Indemnification		17
5.1	Indemnification by SoftBank	17
5.2	Indemnification by DT for Breach	17
5.3	Indemnification Provisions of the Transaction Documents	18
5.4	Indemnification and Advancement Procedures	18

ARTICLE 6 Expenses		20
6.1	Transaction Expenses	20

ARTICLE 7 Publicity Restrictions		20
7.1	Publicity Restrictions	20

ARTICLE 8 MISCELLANEOUS		20
8.1	Termination	20

i

8.2	Further Assurances	20
8.3	Survival	20
8.4	Amendments and Waivers	20
8.5	Assignment; Binding Agreement	21
8.6	Third Party Beneficiaries	21
8.7	Entire Agreement	21
8.8	Severability	21
8.9	Counterparts	22
8.10	Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury	22
8.11	Notices	23
8.12	Interpretation	24

SCHEDULES:

Schedule A	Economic Parameters—Compliant Margin Loans
Schedule A-1	Form of Compliant Bridge Margin Loan
Schedule A-2	Form of Compliant Margin Loan
Schedule B	Economic Parameters—Compliant Derivative Transactions
Schedule B-1	Form of Compliant Derivative Transactions
Schedule C	Illustrative Calculation pursuant to Section 3.6(c)

EXHIBIT:

Exhibit A	Form of Contribution Agreement

ii

2021 MASTER FRAMEWORK AGREEMENT

This 2021 Master Framework Agreement, dated as of September 6, 2021 (this “Framework Agreement”), is made by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), Delaware Project 6 L.L.C., a limited liability company organized in the State of Delaware and a wholly owned subsidiary of SoftBank (“Project 6 LLC” and, together with SoftBank, the “SoftBank Parties”), and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT” and, together with the SoftBank Parties, the “Parties”).

WHEREAS, DT and the SoftBank Parties wish to carry out the Transactions (as defined herein) on the terms and subject to the conditions set forth in the applicable Transaction Documents (as defined herein);

WHEREAS, as of the date hereof, SoftBank, indirectly through Project 6 LLC, beneficially owns 106,291,623 shares of common stock, par value $0.00001 per share (the “Common Stock”) of T-Mobile US, Inc., a Delaware corporation (the “Company”);

WHEREAS, Project 6 LLC (as successor to SoftBank Group Capital Ltd.) has granted a fixed price option (the “SB-Newco Call Option”) over 44,905,479 shares of Common Stock to DT (as transferee from T-Mobile Agent LLC) pursuant to an instrument executed on October 6, 2020 (the “SB-Newco Call Option Agreement”) and a floating price option (the “SB-DT Call Option”, and together with the SB-Newco Call Option, the “SB Call Options”) over 56,586,144 shares of Common Stock to DT pursuant to an instrument dated June 22, 2020 (the “SB-DT Call Option Agreement”);

WHEREAS, DT wishes to exercise, in part, the SB Call Options (the “Partial Exercise”) in consideration for 225,000,000 shares of DT (the “DT Share Issuance”) to be satisfied through the DT Capital Increase (as defined below) and Project 6 LLC and DT wish to agree additional terms for a potential future partial exercise of the SB Call Options (the “Future Exercise”);

WHEREAS, Project 6 LLC wishes to have additional flexibility to enter into one or more monetization transactions with respect to Common Stock underlying the SB Call Options, including one or more margin loan agreements (the “Margin Loan Agreements”) with the lenders party thereto (the “Margin Lenders”), to effect margin loans (the “Margin Loans”) to Project 6 LLC secured by a pledge of, among other assets, Common Stock underlying the SB Call Options and one or more equity derivative transactions (the “Derivative Transactions”) secured by a pledge of, among other assets, Common Stock underlying the SB-DT Call Option;

WHEREAS, the Partial Exercise, the Future Exercise, the DT Share Issuance, the DT Capital Increase (as defined below), the Margin Loans and the Derivative Transactions are referred to herein collectively as the “Transactions” and this Framework Agreement, the Contribution Agreement (as defined below), the Subscription Certificate (as defined below), the Margin Loan Agreements and the Derivative Transaction Agreements (as defined below) (together with any other agreements contemplated thereby) are referred to herein collectively as the “Transaction Documents”; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
THE PARTIAL EXERCISE AND THE DT CAPITAL INCREASE

1.1          Fixed Option Exercise.  (a) DT shall exercise the SB-Newco Call Option, in part, to purchase 26,348,874 shares of Common Stock (the “Fixed Options TMUS Shares”) (as appropriately adjusted to reflect any subsequent change in the number of outstanding shares of Common Stock as the result of any stock dividend or any subsequent increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split) in accordance with Section 3(i) of the SB-Newco Call Option Agreement, within two Business Days (as defined below) following issuance of an audit report by the Auditor confirming a successful Mandatory Audit (the “Audit Confirmation”) (the date of the exercise of the SB-Newco Call Option, the “Exercise Date”).  In accordance with the terms of the SB-Newco Call Option Agreement and Section 2.1 of the Call Option Support Agreement, dated as of June 22, 2020 (the “Call Option Support Agreement”), by and among SoftBank, SoftBank Group Capital Ltd, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank, Project 6 LLC, DT, the Company and T-Mobile Agent LLC, a limited liability company organized in the State of Delaware and a wholly owned subsidiary of the Company, DT hereby elects to pay the Exercise Price (as defined in the SB-Newco Call Option Agreement) in the form of no par value registered shares in DT (“DT Shares”), each with a notional value of EUR 2.56, with dividend entitlement as from January 1, 2021, to be newly issued by DT by utilizing its authorized capital pursuant to section 5 para. 2 of its articles of association, and Project 6 LLC acknowledges receipt and effectiveness of such election.

(b)         Nothing in this Framework Agreement shall be deemed to amend the terms of the SB-Newco Call Option or the SB-Newco Call Option Agreement.

(c)         The obligations of each Party under this Section 1.1 shall automatically, and without any action on the part of any Party, terminate if:

(i)           the DT Capital Increase has not occurred on or before January 6, 2022, 24 hrs. (midnight) Central European Time; or

(ii)          prior to the Exercise Date, any ROFR Event occurs.

(d)          As used in this Framework Agreement:

“Auditor” refers to the appointed mandatory auditor pursuant to sections 205 para. 5, 33, 34 of the German Stock Corporation Act.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banks in (i) New York, New York, (ii) Tokyo, Japan, or (iii) Bonn, Germany are authorized or obligated by law to close.

“Mandatory Audit” refers to the audit to be completed by the Auditor pursuant to sections 205 para. 5, 33, 34 of the German Stock Corporation Act.

“ROFR Event” means (i) any “ROFR Event”, as defined in the Intercreditor Agreement dated as of July 28, 2020, among Project 6 LLC, DT, Citibank N.A., and the secured parties from time to time party thereto, as amended from time to time, and (ii) any “ROFR Event”, as defined in any Compliant Margin Loan.

1.2           Floating Option Exercise.  (a) On the Exercise Date, DT shall exercise the SB-DT Call Option, in part, to purchase 19,017,795 shares of Common Stock (the “Floating Options TMUS Shares”) (as appropriately adjusted to reflect any subsequent change in the number of outstanding shares of Common Stock as the result of any stock dividend or any subsequent increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split) in accordance with Section 3(i) of the SB-DT Call Option Agreement.  In accordance with the terms of the SB-DT Call Option Agreement and Section 2.1 of the Call Option Support Agreement, DT hereby elects to pay the Exercise Price (as defined in the SB-DT Call Option Agreement) in the form of DT Shares to be newly issued by DT by utilizing its authorized capital pursuant to section 5 para. 2 of its articles of association (the registration of the capital increases referred to in Sections 1.1(a) and 1.2(a) with the competent commercial register of DT at the local court of Bonn, Germany (the “Commercial Register”), the “DT Capital Increase” and the new DT Shares issued pursuant to the DT Capital Increase, the “New DT Shares”), and Project 6 LLC acknowledges receipt and effectiveness of such election.

(b)          Solely with respect to the exercise, in part, of the SB-DT Call Option in accordance with Section 1.2(a), Project 6 LLC and DT agree:

(i)           the “Exercisable Date” (as defined in the SB-DT Call Option Agreement) shall mean October 2, 2020; and

(ii)         the “Exercise Price” (as defined in the SB-DT Call Option Agreement) shall equal an amount such that the number of New DT Shares issuable upon exercise of the SB-DT Call Option in accordance with Section 1.2(a) equals 225,000,000 less the number of New DT Shares issuable upon the exercise of the SB-Newco Call Option in accordance with Section 1.1(a) (and the Parties acknowledge that the “Exercise Price”, as adjusted pursuant to this clause (ii) may be a negative number such that the number of New DT Shares issuable upon exercise of the SB-DT Call Option in accordance with Section 1.2(a) is also a negative number).

(c)          Except as set forth in Sections 1.2(b), 2.1(c)(ii) and 2.2, nothing in this Framework Agreement shall be deemed to amend the terms of the SB-DT Call Option or the SB-DT Call Option Agreement.

(d)          The obligations of each Party under this Section 1.2 shall automatically, and without any action on the part of any Party, terminate if:

(i)           the DT Capital Increase has not occurred on or before January 6, 2022, 24 hrs. (midnight) Central European Time; or

(e)          prior to the Exercise Date, any ROFR Event occurs.

1.3          Contribution Agreement and Call Option Support Agreement.  (a) On the Exercise Date, but subject to performance by DT of its obligations in Sections 1.1 and 1.2, Project 6 LLC shall complete, execute and deliver to DT a contribution agreement (the “Contribution Agreement”), in the form of Exhibit A to this Framework Agreement, and a related subscription certificate for the New DT Shares in the form of Annex 1 thereto (the “Subscription Certificate”); the executed Contribution Agreement and Subscription Certificate shall be accompanied by a confirmation of the power of the persons having executed the Contribution Agreement and the Subscription Certificate to represent Project 6 LLC with respect thereto and such confirmation shall be accompanied by an apostille in conformity with the Hague Convention of October 5, 1961.

(b)          If the DT Capital Increase has not occurred on or before January 6, 2022, 24 hrs. (midnight) Central European Time, the exercise of the SB Call Options under Sections 1.1 and 1.2 shall automatically, and without any action on the part of any Party, be deemed validly withdrawn and no Party shall have any ongoing obligations under this Article 1, the Contribution Agreement or the Subscription Certificate except for DT’s obligation to return as soon as practicable (and in any case within two Business Days from January 6, 2022) any Fixed Options TMUS Shares and Floating Options TMUS Shares previously contributed to by Project 6 LLC to DT pursuant to such exercise.

(c)         If, on or after the Exercise Date and prior to the occurrence of the DT Capital Increase, any ROFR Event occurs, DT may terminate its obligations under this Article 1 and withdraw any application to the Commercial Register to effect the DT Capital Increase. Upon any such termination, the exercise of the SB Call Options under Sections 1.1 and 1.2 shall be deemed validly withdrawn and no Party shall have any ongoing obligations under this Article 1, the Contribution Agreement or the Subscription Certificate except for DT’s obligation to return as soon as practicable any Fixed Options TMUS Shares and Floating Options TMUS Shares previously contributed by Project 6 LLC to DT pursuant to such exercise.

(d)         Project 6 LLC acknowledges that, subject to performance by DT of its obligations in Sections 1.1 and 1.2, (i) if DT, after having used reasonable best efforts to ensure that the Commercial Register agrees to a conditional contribution as contemplated by the Contribution Agreement, is informed by the Commercial Register that the Commercial Register will not accept a conditional contribution and related certifications by DT’s management board and supervisory board, Project 6 LLC shall be required to deliver to DT, unconditionally and free and clear of any liens or encumbrances, the Fixed Options TMUS Shares and the Floating Options TMUS Shares on the Exercise Date, or, if DT is so informed by the Commercial Register that a conditional contribution is unacceptable after the Exercise Date, as soon as possible thereafter, to be booked in a DT securities account and (ii) DT shall only be required to deliver the New DT Shares to Project 6 LLC after receipt by DT of the Fixed Options TMUS Shares and the Floating Options TMUS Shares and as soon as possible after the DT Capital Increase (the date of delivery by DT of the New DT Shares to Project 6 LLC, the “Effective Date”).

(e)          The Parties acknowledge their obligations under Sections 2.1 and 2.2 of the Call Option Support Agreement.  Nothing in this Framework Agreement shall be deemed to amend the Call Option Support Agreement.

1.4          Other Matters.  (a) Pursuant to Section 3 of each of the SB-Newco Call Option Agreement and the SB-DT Call Option Agreement, Project 6 LLC hereby designates Project 6 LLC, c/o SoftBank Group International, 430 Park Avenue, 16F New York NY 10022 as the address for delivery by DT on the Exercise Date of the SB-Newco Call Option Agreement and the SB-DT Call Option Agreement and the related Notices of Exercise.

(b)         Project 6 LLC acknowledges its obligations under Section 3(ii) of each of the SB-Newco Call Option Agreement and the SB-DT Call Option Agreement.  DT hereby requests the delivery, following the Effective Date, in accordance with such Section 3(ii) of a new SB-Newco Call Option Agreement and SB-DT Call Option Agreement in the name of DT as the Optionholder evidencing the remaining SB Call Options after the Partial Exercise in accordance with this Framework Agreement.

1.5          Implementation of DT Capital Increase.  In order to effect the implementation of the DT Capital Increase in the Commercial Register, the Parties agree as follows:

(a)        DT shall, one Business Day after the date of this Framework Agreement, file an application with the Commercial Register for the appointment of the Auditor and shall use its reasonable best efforts to effect the appointment of the Auditor. Each of the Parties hereto agrees to provide any information reasonably requested by the Auditor to enable the Auditor to render the Audit Confirmation.

(b)        DT shall, within five Business Days after the latter of (i) delivery by Project 6 LLC of the duly executed Contribution Agreement and the duly executed Subscription Certificate in compliance with Section 1.3(a) and (ii) delivery by Project 6 LLC of the Fixed Options TMUS Shares and the Floating Options TMUS Shares to the DT securities account as contemplated by the Contribution Agreement or Section 1.3(d), as applicable, file the application for registration of the consummation of the DT Capital Increase with the Commercial Register. Each of the Parties hereto agrees to provide any information, certification or document reasonably requested by the Commercial Register to effect the registration of the DT Capital Increase in the Commercial Register.

(c)          Promptly following registration of the consummation of the DT Capital Increase with the Commercial Register, DT shall inform Project 6 LLC thereof and shall provide an electronic excerpt from the Commercial Register reflecting such registration and a copy of the amended articles of association.

1.6          Listing of New DT Shares.  DT shall use its best efforts to effect:

(a)        the admission to trading (Börsenzulassung) of the New DT Shares to the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) with simultaneous admission to the sub-segment of the regulated market with additional post admission obligations (Prime Standard) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (the “Admission”) within two Business Days following the registration of the consummation of the DT Capital Increase with the Commercial Register; to that effect; and

(b)         the inclusion of the New DT Shares into exchange trading on the Frankfurt Stock Exchange on the second trading day following the date of Admission. Each of the Parties hereto agrees to provide any information, certification, opinion or other document reasonably requested by the Frankfurt Stock Exchange or the Settlement Agent (as defined below) to effect the Admission.

1.7           Certification and Book-entry Delivery of the New DT Shares; Transfer of New DT Shares.

(a)          On the day of the registration of the consummation of the DT Capital Increase with the Commercial Register, DT will deliver to a financial institution acting as settlement agent (the “Settlement Agent”) one global share certificate representing the New DT Shares (the “Global Share Certificate”). Such Global Share Certificate shall be issued in the name of Project 6 LLC or, if required or advisable, the Settlement Agent acting as nominee of Project 6 LLC. The Global Share Certificate will be issued for the sole purpose of being deposited with Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany (“Clearstream Banking”) to enable book-entry transfers of the New DT Shares through the securities clearing system maintained by Clearstream Banking. To this end, Project 6 LLC or, as the case may be, the Settlement Agent acting as nominee of Project 6 LLC, shall affix a blanket transfer declaration (Blankoindossament) to the Global Share Certificate prior to deposit with Clearstream Banking.

(b)         The parties acknowledge that the New DT Shares will initially be credited in book-entry form to a settlement account maintained by the Settlement Agent with Clearstream Banking and that such credit will not result in a transfer of legal title in the New DT Shares from Project 6 LLC to the Settlement Agent. The settlement of the New DT Shares with the settlement account maintained by the Settlement Agent with Clearstream Banking is expected to take place on the third Business Day following the registration of the consummation of the DT Capital Increase. Immediately after the settlement of the New DT Shares with the settlement account maintained by the Settlement Agent with Clearstream Banking, Project 6 LLC or, as the case may be, DT acting on the instructions of Project 6 LLC, shall instruct the Settlement Agent regarding the transfer of the New DT Shares from the Settlement Agent’s settlement account with Clearstream Banking to a security account specified by Project 6 LLC. Each of the Parties hereto agrees to provide any information, certification, opinion or other document reasonably requested by the Frankfurt Stock Exchange, Clearstream Banking, or the Settlement Agent to effect the certification, book-entry and/or settlement of the New DT Shares as described above under (a) and (b).

ARTICLE 2
FUTURE OPTION EXERCISES

2.1          DT Divestitures.  (a) The SoftBank Parties acknowledge that DT has previously publicly disclosed potential strategic reviews of its investment in certain of its European assets (the “DT Assets”).

(b)          DT hereby confirms to the SoftBank Parties that, subject to applicable law and the fiduciary duties under German law and its management board’s final decision at the applicable time, it intends to prioritize the use of Net Cash Proceeds (as defined below) received by DT from any Qualified Divestiture (as defined below) to the exercise, in part and from time to time, of the SB-DT Call Option and the SB-NewCo Call Option, up to a maximum exercise price of $2,400,000,000 of such Net Cash Proceeds.

(c)          In the event of any exercise of the SB-DT Call Option and the SB-NewCo Call Option, as contemplated by Section 2.1(b):

(i)          DT shall exercise the SB-DT Call Option and the SB-NewCo Call Option for cash and equally, such that the cash exercise price for the partial exercise of the SB-DT Call Option and for the partial exercise of the SB-NewCo Call Option shall be as close as possible to equal; provided, however, that DT, in its sole discretion, may elect to exercise the SB-DT Call Option only, if at the time of such exercise, the share price of Common Stock is less than $101.455;

(ii)          Project 6 LLC hereby consents to the exercise of the SB-DT Call Option as described in Section 2.1(b) and clause (i) above, notwithstanding the limitations on exercisability of the SB-DT Call Option; and

(iii)         except as described in clause (ii) above and Section 2.2, such exercise shall be in accordance with the terms of the SB-DT Call Option and the SB-Newco Call Option.

(d)          Nothing in this Section 2.1 shall oblige DT to (i) pursue, execute or consummate any disposition by DT or any of its subsidiaries of all of or part of the DT Assets or (ii) agree to any particular terms for any disposition by DT or any of its subsidiaries of all of or part of the DT Assets, including terms regarding price, form of consideration, structure or timing.

(e)          In this Section 2.1:

“Net Cash Proceeds” shall mean, in connection with any disposition by DT or any of its subsidiaries of all of or part of the DT Assets, the actual aggregate proceeds received by DT and its wholly owned subsidiaries in the form of cash in connection with such disposition (i) after any repayment of debt required to maintain DT’s consolidated leverage ratio following or in connection with such disposition, (ii) less all taxes payable by DT and its subsidiaries in connection with such disposition, including taxes resulting from a distribution of such proceeds by a subsidiary of DT to DT, and (iii) after payment of all transaction expenses and similar expenses incurred by DT and its subsidiaries directly related to such disposition.

“Qualified Divestiture” shall mean any disposition (in one or a series of related transactions) by DT or any of its subsidiaries of all of or any interest in the DT Assets that results in Net Cash Proceeds in excess of $500,000,000.

2.2          Amendment of SB-DT Call Option.  (a) The SB-DT Call Option is hereby amended by adding the following Section 3A:

“3A.  Alternate Exercise.

(i)  In this Section 3A:

“Initial VPF Date” means the first date upon which a VPF Confirmation is entered into by Project 6 with any counterparty.

“Master Framework Agreement” means the 2021 Master Framework Agreement dated as of September 6, 2021, by and among SoftBank, Project 6 and DT.

“Scheduled Trading Day” has the meaning given such term in the VPF Confirmations, as in effect on the Initial VPF Date.

“VPF Confirmation” means any of one or more Prepaid Variable Share Forward Confirmations entered into by Project 6 pursuant to Section 3.4 of the Master Framework Agreement, as the same may be amended, supplemented or replaced in accordance with the Master Framework Agreement.

(ii)  This Section 3A shall apply, to the exclusion of Section 3(i), the first sentence of Section 4, any other inconsistent provisions of this Option and any inconsistent definitions in Section 1, in connection with any exercise of this Option that meets all the following requirements:

(A) such exercise is after the Initial VPF Date;

(B) any VPF Confirmation remains in effect; and

(C) (1) the number of shares of Common Stock required to be delivered by Project 6 in connection with such exercise plus the number of shares of Common Stock required to be delivered by Project 6 in connection with any substantially contemporaneous exercise of the SB-Newco Call Option Instrument is greater than (2) the total number of outstanding shares of Common Stock Beneficially Owned (as defined in the Proxy Agreement) at the time of such exercise by Project 6 and its Affiliates (as defined in the Proxy Agreement), excluding any Pledged Shares (as defined in the Master Framework Agreement) and excluding the total number of shares of Common Stock at the time of such exercise pledged to secure the VPF Confirmations.

(iii) If this Section 3A applies to any exercise of this Option:

(A) The right to purchase Option Shares represented by this Option is exercisable, in whole or in part by the Optionholder, at any time or from time to time during the Exercise Period (but subject to paragraph (B) below), by the surrender of this Option and the Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Optionholder, at the principal office of the Grantor located at 1 Circle Star Way, San Carlos, CA 94070, Attn:  SBGI Legal Team, email:  SBGI-Legal@softbank.com and SBGI-FinOps@softbank.com (or such other office or agency of the Grantor as it may designate by notice in writing to the Optionholder), with a copy also delivered to the counterparties to Project 6 with respect to any VPF Confirmations then in effect.

(B) Notwithstanding paragraph (A) above, this Option may not be exercised if less than six months has passed since the date of the immediately preceding exercise of this Option (whether such immediately preceding exercise was in accordance with Section 3 or with this Section 3A).

(C) Subject to payment of the Exercise Price, the Option Shares acquired upon exercise of this Option shall be delivered in book-entry form no later than the second Business Day following the determination of the Exercise Price.

(D) The Exercise Price shall be paid by the Optionholder on the second Business Day following the determination of the Exercise Price by wire transfer of immediately available funds to an account designated by the Grantor.

(E) The “Expiration Time” means May 28, 2024.

(F) The “Exercise Price” means the lesser of (i) the average of the daily VWAPs of the Common Stock for the 20 Scheduled Trading Days beginning on, and including, the Scheduled Trading Day immediately following the date of delivery of the Notice of Exercise and (ii) the average of the daily VWAPs of the Common Stock for (x) the period of 20 Trading Days ending with the date of delivery of the Notice of Exercise (or ending on the immediately preceding Trading Day if the date of delivery of the Notice of Exercise is not a Trading Day) and (y) the 20 Scheduled Trading Days beginning on, and including, the Scheduled Trading Day immediately following the date of delivery of the Notice of Exercise.

The periods described in clauses (i) and (ii)(y) above and the VWAPs for each day in such periods shall be automatically adjusted as set forth in the text opposite the definition of “Daily VWAP” in the VPF Confirmations (as in effect on the Initial VPF Date) as if such periods were the Settlement Period (as defined in the VPF Confirmations, as in effect on the Initial VPF Date) in a manner consistent with the adjustments for the VPF Confirmations (as in effect on the Initial VPF Date).  The automatic adjustment contemplated by this sentence will not apply if there is more than one outstanding VPF Confirmation at the time of such exercise but only one VPF Confirmation is adjusted.”

2.3          DT Share Election.  Nothing in this Framework Agreement shall affect DT’s rights and obligations under the Call Option Support Agreement to provide the applicable notice to elect to deliver all or a portion of the exercise price in DT Shares pursuant to Section 2.1 thereof.

ARTICLE 3
PROXY AGREEMENT MATTERS

3.1          Definitions.  (a) In this Article 3:

“2020 Consent” means the Proxy Agreement Consent dated June 22, 2020.

“Claure Proxy” means the Proxy, Lock-Up and ROFR Agreement dated June 22, 2020, by and between DT, Claure Mobile LLC and Raul Marcelo Claure, as amended from time to time.

“Compliant Derivative Transaction” has the meaning given such term in Section 3.4.

“Compliant Derivative Transaction Pledged Shares” means any Shares pledged by the SoftBank Stockholder to secure obligations arising out of a Compliant Derivative Transaction.

“Compliant Margin Loan” has the meaning given such term in Section 3.3.

“Compliant Margin Loan Pledged Shares” means any Shares pledged by the SoftBank Stockholder to secure obligations arising out of a Compliant Margin Loan.

 “DT Forward” means the forward purchase contract dated May 21, 2021, as described in DT’s filing on Schedule 13D/A dated May 21, 2021, as amended from time to time.

“Existing Margin Loan” means the Margin Loan Agreement dated July 27, 2020 by and between Project 6 LLC, as borrower, the financial institutions listed therein as lenders, Citibank, N.A., as facility agent, and the joint calculation agents party thereto.

“Pledged Shares” has the meaning given such term in the True-Up Letter Agreement.

“Proxy Agreement” means the Proxy, Lock-Up and ROFR Agreement dated as of April 1, 2020, by and between SoftBank and DT, as amended from time to time.

“SoftBank Designee” has the meaning given such term in the True-Up Letter Agreement.

“SoftBank Specified Shares Amount” has the meaning given such term in the True-Up Letter Agreement.

“SoftBank True-Up Shares” has the meaning given such term in the True-Up Letter Agreement.

“True-Up Letter Agreement” means the Letter Agreement dated February 20, 2020, among SoftBank, the Company and DT, as amended from time to time.

“True-Up Pledge” means any Pledge Agreement entered into between SoftBank or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, in accordance with Section 1.3 of the True-Up Letter Agreement.

(b)          In this Article 3, the following terms shall have the meanings given such terms in the Proxy Agreement:

“Beneficially Own”

“Business Combination Agreement”

“DT Stockholder”

“Effective Time”

“Excess Shares”

“Obligations”

“Pledge”

“Proxy”

“Required Consolidation Shares”

“Shares”

“SoftBank Stockholder”

“Transfer”

3.2          Revocation of Prior Consent.  The Parties hereby agree that the consent contained in paragraph 6 of the 2020 Consent will be revoked automatically upon receipt by DT of notice of the repayment of the Existing Margin Loan (such time, the “Revocation”) and following the Revocation no Shares may remain Pledged in reliance on the consent granted in such paragraph 6. The DT Stockholder hereby confirms that all other consents in the 2020 Consent remain in full force and effect.

3.3          Compliant Margin Loans.  (a) Effective as of the Revocation and pursuant to Section 3(a) of the Proxy Agreement, the DT Stockholder hereby grants its consent for the SoftBank Stockholder to Pledge Shares (including Required Consolidation Shares) as collateral for one or more margin loans that conform to, or are more favorable to DT than, the terms set forth in the forms of margin loan agreements and related pledge and intercreditor agreements attached as Schedule A-1 or A-2 hereto or such other terms for which DT has given its prior written consent (any such margin loan, a “Compliant Margin Loan”), it being acknowledged and agreed that no such prior written consent shall be required for any changes to the margin loan agreements and related pledge and intercreditor agreements that are not adverse to DT in any respect and that are not inconsistent with Schedule A. If any Compliant Margin Loan Pledged Share is Transferred as a result of a foreclosure in accordance with the terms of a Compliant Margin Loan, such Compliant Margin Loan Pledged Share shall cease to be subject to any restrictions set forth in the Proxy Agreement, including the obligation to vote such Compliant Margin Loan Pledged Share in accordance with Section 2(a) of the Proxy Agreement, the Proxy over such Compliant Margin Loan Pledged Share as described in Section 2(b) of the Proxy Agreement and the procedures set forth in Section 5 of the Proxy Agreement. SoftBank shall keep DT informed with respect to all significant developments regarding such Compliant Margin Loan and shall use its reasonable best efforts to inform DT promptly if it believes that a Trigger Event (as defined in Schedule A) could reasonably occur at any time within a period of three weeks.

(b)         Subject to Sections 3.5 and 3.6, the maximum number of Shares to which the consent in Section 3.3(a) applies is (i) 42,989,954 less (ii) the aggregate number of Shares delivered pursuant to any exercise of the SB-Newco Call Option and the SB-DT Call Option from time to time in accordance with Section 2.1 (as appropriately adjusted to reflect any subsequent change in the number of outstanding shares of Common Stock as the result of any stock dividend or any subsequent increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split) less (iii) the CDT Adjustment (as defined in Section 3.4b)), if any; provided, however, that any Compliant Margin Loan entered into in reliance on the consent in Section 3.3(a) may be cross-collateralized by the Shares securing any Compliant Margin Loan entered into in reliance on the consent in Section 3.5(a) (but the maximum amount of Obligations under such Compliant Margin Loan, as calculated in accordance with Schedule A, shall not be increased by reason of such cross-collateralization).  If Shares are released from any Pledge securing a Compliant Margin Loan in accordance with Section 3.3(c), such Shares cannot be replaced and such maximum number shall be permanently reduced.

(c)          The consent in Section 3.3(a) is subject to the limitation that all Shares to be delivered by Project 6 LLC in connection with any exercise of the SB-DT Call Option and the SB-Newco Call Option in accordance with Section 2.1 must be taken by Project 6 LLC from the collateral pool, if any, created by Project 6 LLC in reliance on such consent and not from Shares Pledged in reliance on the consents in Sections 3.4, 3.5 and 3.6.

3.4         Compliant Derivative Transactions.  (a) Effective as of the Revocation and pursuant to Section 3(a) of the Proxy Agreement, the DT Stockholder hereby (1) grants its consent for the SoftBank Stockholder to Pledge Shares (including Required Consolidation Shares) as collateral for one or more equity derivative transactions that conform to, or are more favorable to DT than, the terms set forth in the form attached as Schedule B-1 hereto or such other terms for which DT has given its prior written consent (any such prepaid forward transaction, a “Compliant Derivative Transaction”), it being acknowledged and agreed that no such prior written consent shall be required for any changes to the derivative transaction terms that are not adverse to DT in any respect and that are not inconsistent with Schedule B, (2) grants its consent for the SoftBank Stockholder to enter into any Compliant Derivative Transaction (and any Transfer of Shares by the SoftBank Stockholder deemed to occur by such event), and (3) grants its consent to one or more Transfers of Shares by the SoftBank Stockholder to the extent necessary for the SoftBank Stockholder to comply with its obligations under the Compliant Derivative Transaction to deliver such Shares. If any Compliant Derivative Transaction Pledged Share is Transferred as a result of compliance with the commitments entered into as part of a Compliant Derivative Transaction or as a result of a foreclosure in accordance with the terms of a Compliant Derivative Transaction, such Compliant Derivative Transaction Pledged Share shall cease to be subject to any restrictions set forth in the Proxy Agreement, including the obligation to vote such Compliant Derivative Transaction Pledged Share in accordance with Section 2(a) of the Proxy Agreement, the Proxy over such Compliant Derivative Transaction Pledged Share as described in Section 2(b) of the Proxy Agreement and the procedures set forth in Section 4 or 5 of the Proxy Agreement.

(b)          Subject to Section 3.6, the maximum number of Shares to which the consent in Section 3.4(a) applies is 17,935,000 (as adjusted to reflect any change in the number of outstanding shares of Common Stock as the result of any stock dividend or any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split); provided that, the SoftBank Stockholder shall be permitted to increase (such change to be permitted one time in two concurrent transactions) the maximum number of Shares under this Section 3.4(b) by up to the amount necessary to increase the maximum number referred above to 24,800,000 (as adjusted to reflect any change in the number of outstanding shares of Common Stock as the result of any stock dividend or any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split) to adjust for the actual number of Compliant Margin Loan Pledged Shares that, in such transaction, are subsequently pledged as collateral for one or more Compliant Derivative Transactions as described in Section 3.4(a). Such increase shall be effected by notice in writing to DT, and shall be irrevocable once effected. The number of Shares covered by any such increase is the “CDT Adjustment”.

3.5          Interim Financing.  (a) Effective as of the Revocation and pursuant to Section 3(a) of the Proxy Agreement, the DT Stockholder hereby grants its consent to the SoftBank Stockholder to subject to a Compliant Margin Loan up to an additional 45,366,669 Shares, which shall be in addition to the limits set forth in Section 3.3(b); provided, however, that any Compliant Margin Loan entered into in reliance on the consent in this Section 3.5(a) may be cross-collateralized by the Shares securing any Compliant Margin Loan entered into in reliance on the consent in Section 3.3(a).

(b)          The consent in Section 3.5(a) is subject to the following limitations:

(1)          such consent shall expire upon occurrence of the DT Capital Increase, and no Shares may remain Pledged by the SoftBank Stockholder in reliance on such consent as from the occurrence of the DT Capital Increase;

(2)            any Compliant Margin Loan entered into by the SoftBank Stockholder in reliance on such consent must be separate from each Compliant Margin Loan entered into by the SoftBank Stockholder in reliance on the consent in Section 3.3;

(3)            the Shares to be delivered by Project 6 LLC pursuant to Section 1.3(d), the Contribution Agreement and the Subscription Certificate must be taken by Project 6 LLC from the collateral pool, if any, established by Project 6 LLC in reliance on such consent and not from Shares Pledged solely in reliance on the consent in Section 3.3;

(4)           the terms of any Compliant Margin Loan entered into by the SoftBank Stockholder in reliance on such consent must specifically acknowledge the obligations of Project 6 LLC under Article 1, the Call Option Support Agreement, the Contribution Agreement and the Subscription Certificate and, if required under Article 1, permit Project 6 LLC to transfer Shares unconditionally and free and clear of any Pledge created in reliance on such consent, even if such delivery occurs prior to the DT Capital Increase and delivery of DT Shares as contemplated by Sections 1.3 and 1.7, the Call Option Support Agreement, the Contribution Agreement and the Subscription Certificate, in each case consistent with the terms set forth in the applicable form of Compliant Margin Loan attached hereto as Schedule A-2; and

(5)           the aggregate principal amount of Obligations secured by any Pledge in reliance on such consent shall be limited to the lesser of (A) $1,250,000,000 (plus interest) and (B) the aggregate principal amounts with respect to such Pledge determined in accordance with Schedule A.

3.6         SoftBank True-Up Shares.  (a) Pursuant to Section 3(a) of the Proxy Agreement, the DT Stockholder hereby grants its consent to the SoftBank Stockholder to subject to one or more Compliant Margin Loans or Compliant Derivative Transactions any of the SoftBank True-Up Shares but only following delivery of the SoftBank True-Up Shares to SoftBank or a SoftBank Designee, which shall be in addition to the shares of Common Stock permitted to be subject to a Compliant Margin Loan or Compliant Derivative Transaction as set forth in Sections 3.3(b), 3.4(b) and 3.5(a).

(b)          The consent in Section 3.6(a) is subject to the limitation that the maximum number of SoftBank True-Up Shares to which such consent applies at any time shall equal (A) the number of SoftBank True-Up Shares held by the SoftBank Stockholder at such time less (B) the lesser of 18,000,000 or the number of Pledged Shares at such time (as adjusted to reflect any change in the number of outstanding shares of Common Stock as the result of any stock dividend or any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split).

(c)          Effective following delivery of the SoftBank True-Up Shares to SoftBank or a SoftBank Designee, Paragraph 7 of the 2020 Consent is hereby revoked and replaced with the following waiver in this Section 3.6(c).  As a condition to the consent granted in Section 3.6(a), after the effectiveness of the consent granted in Section 3.5(a), the SoftBank Stockholder hereby waives any right or ability under clause (v), (vi) or (vii) of Section 3(a) of the Proxy Agreement, individually for any such clause and for all such clauses taken together, to Transfer a number of Excess Shares greater than the lesser of (1) the number of Excess Shares otherwise permitted to be sold under such clause at the time of such Transfer and (2) (A) the number of Shares held by the SoftBank Stockholder at the time of such Transfer (excluding any Pledged Shares) less (B) the sum of (i) 9,800,000 (as adjusted to reflect any change in the number of outstanding shares of

Common Stock as the result of any stock dividend or any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split) plus (ii) 51% of (x) the number of Shares outstanding immediately following the Effective Time on a fully-diluted basis (as adjusted to reflect any subsequent change in the number of outstanding shares of Common Stock as the result of any stock dividend or any subsequent increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split), minus (y) such number of Shares equal to the SoftBank Specified Shares Amount surrendered to the Company (if the SoftBank Specified Shares are included in clause (x) above), plus (z) the number of Softbank True-Up Shares actually issued to SoftBank and/or a SoftBank Designee pursuant to the True-Up Letter Agreement (i.e., taking into account any shares of Common Stock withheld by the Company under the True-Up Letter Agreement) less (iii) the number of Shares Beneficially Owned by the DT Stockholder immediately following the issuance of the SoftBank True-Up Shares (or if greater, as of the date of this Framework Agreement) (as adjusted to reflect any subsequent change in the number of outstanding shares of Common Stock as the result of any stock dividend or any subsequent increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse stock split), excluding from this clause (iii) all Shares subject to the Proxy Agreement, the Claure Proxy or the DT Forward, less (iv) the number of Shares subject to the Claure Proxy at the time of such Transfer, less (v) the number of Shares Transferred by the SoftBank Stockholder to the DT Stockholder pursuant to the exercise of SB Call Options after the issuance of the Softbank True-Up Shares and prior to the time of such Transfer (or, if the number of Shares referenced in clause (iii) is calculated with reference to the Shares Beneficially Owned as of the date of this Framework Agreement, then the number of Shares Transferred by the SoftBank Stockholder to the DT Stockholder pursuant to the exercise of SB Call Options after the date hereof). An illustrative calculation pursuant to clause (2) of this Section 3.6(c) is included hereto as Schedule C.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the SoftBank Parties.  The SoftBank Parties hereby make the following representations and warranties to DT:

(a)          Existence. SoftBank is a kabushiki kaisha organized and existing under the laws of Japan. Project 6 LLC is a limited liability company organized and existing under the laws of the State of Delaware.

(b)          Power and Authority. Each of the SoftBank Parties has the full right, power and authority to execute and deliver this Framework Agreement and the other Transaction Documents to which such SoftBank Party is a party and to perform its obligations hereunder and thereunder; and all action required to be taken by each SoftBank Party for the due and proper authorization, execution and delivery by each such party of this Framework Agreement and the other Transaction Documents and the consummation of the transactions contemplated by hereby and thereby has been duly and validly taken.

(c)          Authorization. This Framework Agreement has been duly authorized, executed and delivered by or on behalf of each of the SoftBank Parties and constitutes a valid and binding agreement of each of the SoftBank Parties enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)          No Conflicts. The execution, delivery and performance by each of the SoftBank Parties of this Framework Agreement and the other Transaction Documents to which such SoftBank Party is a party will not (1) at the time of such execution, delivery and/or performance conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such SoftBank Party is a party or by which such SoftBank Party is bound, (2) result in any violation of the provisions of the organizational documents of such SoftBank Party or (3) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of such SoftBank Party to perform its obligations under this Framework Agreement or the other Transaction Documents to which such SoftBank Party is a party.

4.2          Representations and Warranties of DT.  DT hereby makes the following representations and warranties to the SoftBank Parties:

(a)          Existence. DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b)          Power and Authority. DT has, subject to (i) completion of the Mandatory Audit and receipt of the Audit Confirmation and (ii) the DT Capital Increase having occurred, the full right, power and authority to execute and deliver this Framework Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken by DT for the due and proper authorization, execution and delivery by it of this Framework Agreement and the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby has been duly and validly taken.

(c)          Authorization. This Framework Agreement has been duly authorized, executed and delivered by or on behalf of DT and constitutes a valid and binding agreement of DT enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles and (ii) rules and principles under German Stock Corporation Law governing the DT Capital Increase.

(d)          No Conflicts. The execution, delivery and performance by DT of this Framework Agreement and the other Transaction Documents to which it is a party will not (1) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which DT is a party or by which DT is bound, (2) result in any violation of the provisions of the organizational documents of DT or (3) assuming registration of the DT Capital

Increase and compliance with legal requirements relating thereto, result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such conflict, breach violation or default that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Framework Agreement or the other Transaction Documents to which it is a party.

4.3          No Other Representations and Warranties.  Notwithstanding any provision of this Framework Agreement to the contrary, except for the express representations and warranties in this Article 4, in any other Transaction Documents and in any notice delivered in connection with the exercises described in Sections 1.1(a) and 1.2(a), neither DT nor any other person makes any representation or warranty with respect to DT, TMUS or any other person, and neither of the SoftBank Parties nor any other person makes any representation or warranty with respect to the SoftBank Parties, TMUS or any other person. Except for the express representations and warranties in this Article 4, in any other Transaction Documents and in any notice delivered in connection with the exercises described in Sections 1.1(a) and 1.2(a), all other representations and warranties, whether express or implied, are expressly disclaimed by each Party. Each Party acknowledges that it is entering into this Framework Agreement and the Transactions based on its own investigation and due diligence and disclaims any obligation on the part of any other Party to disclose any information held by such other Party other than as specifically required by the express representations and warranties in this Article 4, in any other Transaction Documents and in such notices.

ARTICLE 5
INDEMNIFICATION

5.1          Indemnification by SoftBank.

From and after the Effective Date, to the fullest extent permitted by law, SoftBank shall indemnify, defend and hold harmless DT, its subsidiaries and each of their respective directors, officers and employees (each, a “DT Indemnified Party” and together, the “DT Indemnified Parties”), from and against any and all losses, claims, damages, obligations, liabilities, actions, proceedings (whether threatened or commenced), expenses (including documented out-of-pocket fees and expenses of counsel), taxes (including any interest and penalties thereon), and all amounts paid in connection with the investigation, defense, settlement, compromise or satisfaction of any of the foregoing (collectively, “Claims”) incurred or suffered by any DT Indemnified Party to the extent arising out of, attributable to or resulting from, directly or indirectly any breach or failure by SoftBank or any of its subsidiaries or representatives to comply with the terms of, or to perform its or their obligations under, this Framework Agreement or any other Transaction Document (a “SoftBank Breach”).

5.2          Indemnification by DT for Breach.

From and after the Effective Date, to the fullest extent permitted by law, DT shall indemnify, defend and hold harmless SoftBank, its subsidiaries and each of their respective directors, officers and employees (each, a “SoftBank Indemnified Party” and together, the

“SoftBank Indemnified Parties” and, together with the DT Indemnified Parties, each, an “Indemnified Party” and, together, the “Indemnified Parties”) from and against any and all Claims incurred or suffered by any Company Indemnified Party arising out of, attributable to or resulting from, directly or indirectly, any failure by DT or any of its subsidiaries or representatives to comply with the terms of this Framework Agreement or any other Transaction Document (a “DT Breach”).

5.3          Indemnification Provisions of the Transaction Documents.  (a) The indemnification provisions of this Article 5 are in addition to any indemnification provided in the Transaction Documents.

(b)         Nothing in this Framework Agreement shall limit or expand the rights of any Party under Article 6 of the Master Framework Agreement, dated as of June 22, 2020 by and among SoftBank, SoftBank Group Capital Ltd, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank, Project 4 L.L.C., a limited liability company organized in the State of Delaware and a wholly owned subsidiary of SoftBank, Project 6 LLC, DT, the Company and T-Mobile Agent LLC, a limited liability company organized in the State of Delaware and a wholly owned subsidiary of the Company.

(c)          SoftBank agrees and acknowledges that the indemnification provided in Section 9.2 of the Business Combination Agreement by and among the Company, Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc. and for the limited purposes set forth therein, DT, Deutsche Telekom Holding B.V. and SoftBank, dated as of April 29, 2018 and as amended and restated as of July 26, 2019 and February 20, 2020 shall remain in full force and effect in accordance with its terms notwithstanding the entry into the Transaction Documents and the consummation of the Transactions.

5.4          Indemnification and Advancement Procedures.

(a)          If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article 5, including either first-party Claims for indemnification against SoftBank or DT, or any third-party Claims against such Indemnified Party, such Indemnified Party shall notify DT or SoftBank, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such Indemnified Party of written notice of the Claim, with simultaneous notice to all other Parties to this Framework Agreement; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)         The Indemnified Party shall have the right to conduct its own defense and select its own counsel (provided such counsel is nationally or regionally recognized) in connection with that defense.  Where consistent with the interests of each party, the parties shall undertake commercially reasonable efforts to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon any party’s request) the provision of records and information that are reasonably relevant to such Claim, and use of commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may not pay, settle or compromise a Claim on behalf of the Indemnified Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), and shall have no right to direct or assume the defense of any Claim against the Indemnified Party.

(c)         In the event of any Claim subject to a right of indemnification pursuant to this Framework Agreement, following the written request to the Indemnifying Party by the Indemnified Party, the Indemnifying Party shall advance to Indemnified Party amounts to cover documented expenses (including documented out-of-pocket fees and expenses of counsel) incurred by Indemnified Party in defending such action, suit or proceeding in advance of the final disposition thereof upon receipt of (i) an undertaking by or on behalf of Indemnified Party to repay such amount if it shall ultimately be determined by final judgment of a court of competent jurisdiction that it is not entitled to be indemnified hereunder, and (ii) satisfactory evidence as to the amount of such expenses.

(d)         If any Indemnifying Party (or an applicable withholding agent of any Indemnifying Party) is required by applicable law to deduct or withhold any tax from any payment required to be made pursuant to this Article 5, then the amount of the payment shall be increased as necessary so that, after any such deduction or withholding (including any deduction or withholding applicable to additional amounts payable under this provision), the applicable Indemnified Party receives an amount equal to the amount it would have received had no such deduction or withholding been required.

(e)         If any Indemnified Party or any of its affiliates incurs or would incur any tax liability arising from the receipt or accrual of any payment received or to be received pursuant to this Article 5, then the amount of the payment payable by the Indemnifying Party shall be increased as necessary so that, after taking into account any such tax liability (including any tax liability arising from additional amounts payable under this provision, and disregarding any Tax Attributes (as defined in the Business Combination Agreement) of the Indemnified Party), the Indemnified Party receives (or retains) an amount equal to the amount it would have received (or retained) had no such tax liability arisen.

ARTICLE 6
EXPENSES

6.1         Transaction Expenses.  Except as otherwise provided in this Framework Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel) incurred in connection with this Framework Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

ARTICLE 7
PUBLICITY RESTRICTIONS

7.1          Publicity Restrictions.  None of the Parties shall issue any press release or otherwise make any public statements or disclosure with respect to the execution or performance of this Framework Agreement or the Transactions without the prior written consent of the other Parties; provided, however, that no Party shall be restrained from making such disclosure as may be required by applicable law or by the listing agreement with or regulations of any stock exchange (in which case the Party seeking to make such disclosure shall, to the extent legally permissible, promptly notify the other Parties thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued); provided, further, that each Party may make public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Parties or to the extent that they have been reviewed and previously approved by each of the Parties.

ARTICLE 8
MISCELLANEOUS

8.1          Termination.  This Framework Agreement may be terminated only by mutual written consent of SoftBank and DT.  Any such termination shall be effective as to all Parties.

8.2          Further Assurances.  Each Party agrees to execute and deliver, or cause to be executed and delivered, such agreements, instruments and other documents, and take such other actions consistent with the terms of this Framework Agreement, as the other Party or Parties may reasonably require from time to time in order to carry out the purposes of this Framework Agreement.

8.3        Survival.  All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Framework Agreement and the consummation of the transactions contemplated hereby.

8.4         Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Framework Agreement may be amended, modified or discharged or waived only by written agreement executed by the Parties, and no extension of time for the performance of any of the obligations hereunder shall be valid or binding unless set forth in writing and duly executed by the Parties. Any waiver shall constitute a waiver only with respect to the specific matter described in such written agreement and shall in no way impair the rights of any Party granting any waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Framework Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

8.5          Assignment; Binding Agreement.  This Framework Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties, and, except as otherwise provided in this Framework Agreement, no Party may assign any of its rights or delegate any of its obligations hereunder without the express written consent of the other Parties, provided, however, that the SoftBank Parties may assign and delegate any or all rights and obligations of Project 6 LLC under this Transaction Agreement (excluding Article 1) to another direct or indirect wholly-owned subsidiary of SoftBank.

8.6          Third Party Beneficiaries.  Except as otherwise provided herein, including, without limitation, the indemnification provisions of Article 5, nothing in this Framework Agreement shall convey any rights upon any person or entity that is not a Party or a successor or permitted assignee of a Party to this Framework Agreement. In addition, each party (the “first-mentioned party”) acknowledges, agrees and confirms that (1) it does not have any rights under any Transaction Document unless either it is a party to such Transaction Document or such Transaction Document expressly contemplates that the first-mentioned party is an intended third-party beneficiary of some of or all the provisions of such Transaction Document, or (2) except as contemplated in clause (1) above, the first-mentioned party does not have any rights with respect to the exercise by any other person of any of its rights under any Transaction Document, the granting of any consent or waiver under any Transaction Document or the amendment of any Transaction Document.

8.7          Entire Agreement.  Except as provided in this Framework Agreement, including without limitation with respect to the Transaction Documents, this Framework Agreement constitutes the sole and entire agreement among the Parties with respect to the Transactions, and supersedes all prior representations, agreements and understandings, written or oral, with respect to the subject matter hereof.

8.8          Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the Parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.9          Counterparts.  This Framework Agreement may be signed in any number of counterparts, each of which shall be deemed an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument. The Parties may deliver this Framework Agreement by facsimile or by electronic mail and each Party shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.

8.10          Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a)          THIS FRAMEWORK AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the Parties arising out of or relating to this Framework Agreement, each of the Parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 8.11 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with in interest.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS FRAMEWORK AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FRAMEWORK AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS FRAMEWORK AGREEMENT

BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10(b).

8.11          Notices.

(a)          Unless otherwise provided in this Framework Agreement, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (ii) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (iii) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a Party shall have furnished to the other party in accordance with this Section.

If to the SoftBank Parties, to:

SoftBank Group Corp.
Tokyo Portcity Takeshiba 38F
1-7-1 Kaigan
Minato-ku, Tokyo 105-7537
Japan
Attention:	Corporate Officer, Head of Legal Unit
E-mail:	sbgrp-legalnotice@g.softbank.co.jp
sbgi-legal@softbank.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Robert DeLaMater
Sarah Payne
E-mail:	DeLaMaterR@sullcrom.com
PayneSA@sullcrom.com

If to DT, to:

Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn, Germany
Attention:	General Counsel
E-mail:	legalmergersandacquisitions@telekom.de

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:	Richard Hall
Andrew C. Elken
E-mail:	RHall@cravath.com
AElken@cravath.com

8.12          Interpretation.  The headings contained in this Framework Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Framework Agreement.  The Parties have participated jointly in the negotiation and drafting of this Framework Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Framework Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Framework Agreement.  The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Framework Agreement, shall refer to this Framework Agreement as a whole and not to any particular provision of this Framework Agreement.  Any references herein to “Dollars” and “$” are to United States Dollars. The term “or” shall not be exclusive and shall have the meaning commonly ascribed to the term “and/or”.  Whenever the words “include,” “includes” or “including” are used in this Framework Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” and the phrase “to the extent” used in this Framework Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the day and year first above written.

SOFTBANK GROUP CORP

By:
Name:
Title:

DELAWARE PROJECT 6 L.L.C.

By:
Name:
Title:

DEUTSCHE TELEKOM AG

By:
Name:
Title: